Exhibit 99.1

NEWS RELEASE

For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713

The Manitowoc Company Reports Financial Results
for the First Quarter of 2009

MANITOWOC, Wis. — April 30, 2009 — The Manitowoc Company, Inc. (NYSE: MTW) reported sales of $1,027.6 million for the first quarter of 2009, a 4 percent increase from $988.5 million in the first quarter of 2008. The sales increase was due primarily to the October 2008 acquisition of Enodis plc. On a pro-forma basis, which includes relevant Enodis sales in the prior year, sales declined 22 percent from $1,311.7 million in the first quarter of 2008. This includes a negative 7 percent impact from foreign currency fluctuations.  Excluding one-time items, adjusted earnings from continuing operations were $22.9 million, or $0.18 per share, versus similarly adjusted earnings of $95.4 million, or $0.72 per share in the first quarter of 2008.

In connection with the preparation of the first-quarter financial statements, the company recorded non-cash impairment charges of $700 million for the write-down of goodwill and other intangible assets in certain Foodservice reporting units. This is in addition to the previously announced $29 million write-down related to the expected proceeds from the sale of the Enodis ice business.  The company recorded these charges in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the required analysis was performed with the assistance of a third-party valuation firm. These impairments are non-cash expenses that do not affect the company’s debt position, cash flow, liquidity, or financial covenant ratios contained in our credit agreement. “These charges were driven by the current economic environment and compliance with the appropriate accounting standards,” said Glen E. Tellock, Manitowoc’s chairman and chief executive officer. “We remain confident in the long-term growth and profitability opportunities for both of our market-leading businesses.”

On a GAAP basis, the company reported a net loss of $656.3 million, or a loss of $5.04 per share, for the quarter versus net income of $102.7 million, or $0.78 per share in the first quarter of the prior year. The loss in the current quarter was due to the combined $729 million non-cash impairment charges. Also affecting profitability in the quarter was a reduction in crane sales, a $10.8 million reduction from foreign currency fluctuations, and restructuring charges of $2.8 million.  A reconciliation of GAAP earnings from continuing operations before special items for the three months ended March 31, 2009 is included later in this press release.

Operating earnings for the first quarter of 2009, excluding special items, were $62.8 million, down 53 percent from $132.6 million in the first quarter of 2008. This reflects a decline of $78.1 million in the Crane segment, partially offset by an increase of $15.2 million in the Foodservice segment.

“This quarter contrasts sharply with the first quarter of 2008 when we were near the peak of the business cycle in our Crane segment,” added Tellock. “We experienced a dramatic reversal in demand for cranes over the past several quarters driven primarily by constrained credit availability.  As a result, customers have cancelled or delayed deliveries across many of our end markets and product lines. Fortunately, we have experienced a less severe decline in the Foodservice segment.

“We have acted quickly and aggressively to maximize opportunities to improve our operations and adjust our cost structure in ways that will improve our competitive strength. We are focused on initiatives that will improve profitability for the long term and allow us to emerge from the worldwide recession in a stronger competitive position. On an annual run-rate we have lowered our cost structure by over $260 million.”

Business Segment Results

First-quarter 2009 net sales in the Crane segment were $672.9 million, down nearly 24 percent from $884.4 million in the first quarter of the prior year. This includes an 8 percent negative impact from foreign currency fluctuations.  Crane segment operating earnings for the first quarter of 2009 decreased 58 percent to $56.5 million from $134.6 million in the same period last year.

Crane segment backlog totaled $1.4 billion at March 31, 2009, a decrease of 28 percent from the $1.9 billion backlog at December 31, 2008. Although the backlog declined for a third consecutive quarter, the net-negative order flow driven by backlog cancellations has recently stabilized to net-positive orders on a more consistent basis .

In the Foodservice segment, first-quarter 2009 net sales increased to $354.7 million from $104.1 million in the first quarter of 2008. This increase was related to the acquisition of Enodis. On a pro-forma basis, excluding the Enodis ice business, Foodservice revenues decreased 17 percent in the first quarter of 2009 from $427.3 million in the first quarter of 2008. This includes a 5 percent negative impact from foreign currency fluctuations.

Foodservice operating earnings, excluding the impairment charges, for the first quarter of 2009 were $27.5 million, up from $12.3 million in the same period in 2008. On a pro-forma basis, Foodservice operating earnings were down 31 percent due primarily to a 16-month contraction in capital spending by the restaurant industry.  The Foodservice segment’s organic revenue and operating earnings, which exclude the revenue and earnings from Enodis, declined 22 percent and 34 percent, respectively, for the first quarter of 2009 compared to the first quarter of 2008.

“We see tremendous potential for our combined Foodservice segment,” continued Tellock. “Manitowoc has now become a market leader across broad product categories in the global foodservice equipment industry. Our integration is tracking ahead of plan and the anticipated synergies are being achieved. Taking the best talent from both organizations, we have built a Foodservice management team that is moving ahead aggressively to build a foundation for sustainable growth, in spite of current market conditions.

“Even though the industry has reduced its capital spending in light of the current economic recession, we are encouraged by the positive dynamic of our new Foodservice segment. This dynamic drives equipment sales to end users who are aggressively seeking additional revenue and market share in these challenging times by pursuing multiple initiatives such as menu changes, energy efficiency, and productivity gains.”

Results from Discontinued Operations

The ice-machine operations of Enodis generated an operating loss of $27.8 million in the first quarter of 2009 including the previously announced $29 million goodwill impairment charge. This business is being sold to Warburg Pincus Private Equity X, L.P. in order to satisfy US and European regulatory conditions related to the Enodis acquisition.  The sale is expected to be completed in May 2009.  The company intends to use the after-tax net proceeds of approximately $150 million to reduce the $181.5 million remaining on Term Loan “X” which matures in April of 2010.

Cash Flow/Debt Reduction

Cash flow from continuing operations in the first quarter was a negative $16.0 million, due primarily to a $58 million legal settlement of a previous accrual for a long-standing, non-operational Enodis matter. While lower proceeds from the sale of the Enodis ice business and business conditions have constrained our expectations for cash generation in 2009, we continue to expect to make substantial progress toward our debt reduction target of $700 million this year.

Debt Covenants

As a result of the lower-than-expected proceeds from the sale of the Enodis ice-machine operations combined with lower projected earnings, the company will seek to amend the financial covenants in its credit facility during the second quarter of 2009. Management has been communicating with numerous members of its bank group to keep them informed of the situation, and formal negotiations are expected to begin shortly.  We anticipate that a mutually agreeable amendment to the credit facility will be completed during the second quarter.

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended
	March 31
	2009	2008

Net earnings (loss)	$(656.3)	$102.7
Special items, net of tax:
Earnings from discontinued operations	(0.5)	(7.3)
Impairment - discontinued operations	28.8	—
Impairment - continuing operations	647.1	—
Crane segment restructuring expense	2.8	—
Integration expense	1.0	—
Net earnings before special items	$22.9	$95.4

Diluted earnings (loss) per share	$(5.04)	$0.78
Special items, net of tax:
Earnings from discontinued operations	—	(0.06)
Impairment - discontinued operations	0.22	—
Impairment - continuing operations	4.97	—
Crane segment restructuring expense	0.02	—
Integration expense	0.01	—
Diluted earnings per share before special items	$0.18	$0.72

Investor Conference Call

On May 1 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc’s senior management will discuss its first quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 100 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances.  Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated issues associated with the proposed sale of the Enodis ice business;
•	unanticipated issues that could adversely affect the net proceeds Manitowoc receives upon the closing of the sale of the Enodis ice business;
•	unanticipated issues associated with obtaining financial covenant relief under Manitowoc’s credit facility, if necessary;
•	unanticipated changes in revenues, margins, costs, and capital expenditures;
•	issues associated with new product introductions;
•	matters impacting the successful and timely implementation of ERP systems;
•	foreign currency fluctuations and their impact on hedges in place with Manitowoc;
•	changes in raw material prices;
•	unexpected issues associated with the availability and viability of suppliers;
•	unanticipated changes in consumer spending;
•	unanticipated changes in global demand for high-capacity lifting equipment;
•	the risks associated with growth;
•	geographic factors and political and economic risks;
•	actions of competitors;
•	changes in economic or industry conditions generally or in the markets served by Manitowoc;
•	the state of financial and credit markets;
•	unanticipated changes in customer demand;
•	unanticipated issues associated with refresh/renovation plans by national restaurant accounts;
•	efficiencies and capacity utilization of facilities;
•	issues related to workforce reductions;
•	work stoppages, labor negotiations, and labor rates;
•	government approval and funding of projects;
•	the ability of our customers to receive financing;
•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;
•	in connection with the now-completed sale of Manitowoc Marine Group, the tax gain, the earnings impact, and the costs incurred in completing the sale;
•

in connection with now-completed acquisition of Enodis, potential balance sheet changes resulting from finalization of purchase accounting treatment, compliance with the terms and conditions of regulatory approvals relating to the required divestiture of Enodis’ global ice business and the timing, price, and other terms of the required divestiture, the ability to complete and appropriately and timely integrate the acquisition of Enodis, anticipated earnings enhancements, estimated cost savings and other synergies and the anticipated timing to realize those savings and synergies, the costs incurred in completing the acquisition of Enodis, the divestiture of the Enodis global ice business, and in achieving synergies, potential divestitures and other strategic options; and

•	risks and other factors cited in the company’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

For more information:

Carl J. Laurino

Senior Vice President & Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three Months Ended March 31, 2009 and 2008

(In millions, except share data)

INCOME STATEMENT

	Three Months Ended
	March 31,
	2009	2008

Net sales	$1,027.6	$988.5
Cost of sales	822.5	745.7
Gross profit	205.1	242.8

Engineering, selling and administrative expenses	134.0	108.5
Asset impairments	700.0	—
Restructuring expense	4.4	—
Integration expense	1.5	—
Amortization expense	8.3	1.7
Operating earnings (loss)	(643.1)	132.6
Interest expense	(48.9)	(6.7)
Other income - net	2.0	7.3
Earnings (loss) from continuing operations before taxes on income	(690.0)	133.2
Provision (benefit) for taxes on income	(61.0)	37.8

Earnings (loss) from continuing operations	(629.0)	95.4

Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(28.3)	7.3
Net earnings (loss)	(657.3)	102.7
Less net loss attributable to noncontrolling interests	(1.0)	—
Net earnings (loss) attributable to Manitowoc	(656.3)	102.7

Amounts attributable to the Manitowoc common shareholders:
Earnings (loss) from continuing operations	(628.0)	95.4
Earnings (loss) from discontinued operations, net of income taxes	(28.3)	7.3
Net earnings (loss) attributable to Manitowoc	(656.3)	102.7

BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$(4.82)	$0.74
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.22)	0.06

BASIC EARNINGS (LOSS) PER SHARE:	$(5.04)	$0.79

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$(4.82)	$0.72
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.22)	0.06

DILUTED EARNINGS (LOSS) PER SHARE	$(5.04)	$0.78

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	130,159,387	129,570,449
Average Shares Outstanding - Diluted	130,159,387	132,031,918

SEGMENT SUMMARY

	Three Months Ended
	March 31,
	2009	2008
Net sales from continuing operations:
Cranes and related products	$672.9	$884.4
Foodservice equipment	354.7	104.1
Total	$1,027.6	$988.5

Operating earnings (loss) from continuing operations:
Cranes and related products	$56.5	$134.6
Foodservice equipment	27.5	12.3
General corporate expense	(12.9)	(12.6)
Impairment	(700.0)
Restructuring expense	(4.4)	—
Integration expense	(1.5)	—
Amortization	(8.3)	(1.7)

Total	$(643.1)	$132.6

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three Months Ended March 31, 2009 and 2008

(In millions)

BALANCE SHEET

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and temporary investments	$156.6	$175.6
Restricted Cash	5.2	5.1
Accounts receivable - net	524.1	608.2
Inventories - net	916.3	925.3
Deferred income taxes	167.2	138.1
Other current assets	71.1	157.2
Current assets of discontinued operation	132.1	124.8
Total current assets	1,972.6	2,134.3

Property, plant and equipment - net	718.2	728.8
Intangible assets - net	2,213.2	2,899.5
Other long-term assets	166.6	179.7
Long-term assets of discontinued operation	94.2	123.1
TOTAL ASSETS	$5,164.8	$6,065.4

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,022.1	$1,206.3
Short-term borrowings	214.3	182.3
Customer advances	48.1	48.5
Product warranties	97.7	102.0
Product liabilities	31.7	34.4
Current liabilities of discontinued operation	40.5	44.6
Total current liabilities	1,454.4	1,618.1

Long-term debt	2,479.4	2,473.0
Other non-current liabilities	638.7	674.5
Stockholders’ equity	592.3	1,299.8
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$5,164.8	$6,065.4

CASH FLOW SUMMARY

	THREE MONTHS ENDED
	March 31,
	2009	2008
Net earnings (loss)	$(656.3)	$102.7
Non-cash adjustments	719.6	19.7
Changes in operating assets and liabilities	(79.3)	(112.6)
Net cash provided from (used for) operating activities of continuing operations	(16.0)	9.8
Net cash provided from (used for) operating activities of discontinued operations	(18.2)	2.8
Net cash provided from (used for) operating activities	(34.2)	12.6
Business acquisitions, net of cash acquired	—	(0.1)
Capital expenditures	(22.1)	(27.2)
Restricted cash	(0.1)	10.3
Net cash used for investing activities of discontinued operations	—	(0.7)
Proceeds from sale of fixed assets	0.9	2.5
Proceeds from (payments on) borrowings - net	39.3	(23.4)
Proceeds from (payments on) receivable financing - net	1.3	(1.6)
Dividends paid	(2.6)	(2.6)
Stock options exercised	—	2.4
Effect of exchange rate changes on cash	(1.5)	9.4
Net decrease in cash & temporary investments	$(19.0)	$(18.4)